UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: June 27, 2014

(Date of earliest event reported)

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number 000-27261

Delaware	93-0549963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip Code)

(303) 771-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on the Form 8-K filed by CH2M HILL with the Securities and Exchange Commission on July 1, 2014, Lee McIntire announced that he will retire from CH2M HILL Companies, Ltd. as the Executive Chairman of the Board of Directors of CH2M HILL effective September 18, 2014.

On June 27, 2014, CH2M HILL entered into a Retirement Transition Agreement (the “Agreement”) with Lee A. McIntire.  Under the Agreement, in connection with Mr. McIntire’s retirement, beginning September 27, 2014 he will serve as a flex employee of CH2M HILL until February 20, 2015 at a rate of $200 per hour and is expected to work at a level below 20% of his average level of services performed during the thirty six months preceding September 27, 2014, as directed and authorized by CH2M HILL.  In addition, Mr. McIntire will receive a lump sum cash payment of $265,385 payable on October 17, 2014.  Mr. McIntire’s long term incentive awards for 2012, 2013 and 2014 under the CH2M HILL Companies, Ltd. Long Term Incentive Plan will continue to vest as long as he remains retired after February 20, 2015 and does not compete with CH2M HILL as defined in the Agreement.  Mr. McIntire’s stock option and restricted stock grants will continue to vest in accordance with the vesting schedules provided in the awards and he will forfeit all stock options and restricted awards on February 20, 2015 that are not vested at that time.  In addition, under the Agreement, Mr. McIntire’s vested balance under the CH2M HILL Companies, Ltd. Supplemental Executive Retirement and Retention Plan will be paid in accordance with the distribution election on file for Mr. McIntire and the Compensation Committee approved an additional retirement top off benefit of $802,796 which will be paid within sixty days of February 20, 2015.  The Agreement provides for a general release of claims against CH2M HILL by Mr. McIntire.

The foregoing description is qualified in its entirely by the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1              Retirement Transition Agreement between CH2M HILL Companies, Ltd. and Lee A. McIntire dated June 27, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: September 11, 2014	By:	/s/ Thomas M. McCoy
Thomas M. McCoy
Executive Vice President, General Counsel & Corporate Secretary